Ann T. Scott 303-460-3537, ascott@ball.com Bradford Walton 415-254-7168, Bradford.Walton@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Bradford Walton 415-254-7168, Bradford.Walton@ball.com

Ball Reports Strong Fourth Quarter and Full-Year 2023 Results

● ● ● ● ● ● ● ● ●

Highlights

●Full-year and fourth quarter U.S. GAAP diluted earnings per share of $2.23 and 49 cents, respectively
●Full-year and fourth quarter comparable diluted earnings per share of $2.90 and 78 cents, respectively
●Full-year and fourth quarter global beverage can shipments down 7.4% and 3.2%, respectively, including Russia
●Full-year and fourth quarter global beverage can shipments down 3.3% and down 3.2%, respectively, excluding Russia
●Announced sale of aerospace business projected to close in the first half of 2024
●Generated $818 million in free cash flow and returned $255 million to shareholders in 2023
●In 2024, positioned to grow diluted earnings per share, generate strong free cash flow, deleverage and accelerate return of value to shareholders

WESTMINSTER, Colo., February 1, 2024 – Ball Corporation (NYSE: BALL) today reported, on a U.S. GAAP basis, full-year 2023 net earnings attributable to the corporation of $707 million (including net after-tax charges of $213 million, or 67 cents per diluted share for business consolidation and other non-comparable items) or diluted earnings per share of $2.23, on sales of $14.03 billion, compared to $719 million net earnings attributable to the corporation, or $2.25 per diluted share (including net after-tax charges of $172 million, or 53 cents per diluted share for business consolidation and other non-comparable items) on sales of $15.35 billion in 2022. Ball’s full-year 2023 comparable net earnings were $920 million, or $2.90 per diluted share compared to $891 million, or $2.78 per diluted share in 2022.

Ball’s fourth quarter 2023 net earnings attributable to the corporation on a U.S. GAAP basis, were $154 million, or 49 cents per diluted share, on sales of $3.40 billion compared to $55 million, or 17 cents per diluted share, on sales of $3.55 billion in the fourth quarter of 2022. Ball’s fourth quarter 2023 comparable earnings per diluted share were 78 cents versus fourth quarter 2022 comparable earnings per diluted share of 44 cents.

“We delivered strong fourth quarter and full-year comparable operating earnings and free cash flow. The resiliency of our team amid a major brand disruption in North America, challenging year-over-year comparisons in EMEA following the 2022 Russian business sale, hyperinflationary effects in Argentina and activities associated with the ongoing aerospace sale process was outstanding. Those actions coupled with sequential volume improvement, operational efficiencies and the planned deployment of aerospace sale proceeds to reduce leverage and accelerate share repurchases, position the business for continued diluted earnings per share growth, strong free cash flow generation and return of value to shareholders in 2024 and beyond,” said Daniel W. Fisher, chairman and CEO.

Details of segment comparable operating earnings, business consolidation and other activities, business segment descriptions and other non-comparable items can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release. References to volume data represent units shipped. Year-over-year global and EMEA segment volume data exclude the impact of the Russian beverage can business sale completed in third quarter of 2022, unless specifically noted otherwise.

On August 17, 2023, the company announced that it reached an agreement to sell its aerospace business to BAE Systems for gross proceeds of approximately $5.6 billion in cash. The transaction is subject to regulatory approvals and certain closing conditions and adjustments; therefore, prospective estimates for certain financial metrics provided in today’s release exclude any potential impact of the projected aerospace business sale.

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, segment comparable operating earnings for full-year 2023 were $710 million on sales of $5.96 billion compared to $642 million on sales of $6.70 billion in 2022. For the fourth quarter 2023, segment comparable operating earnings were $156 million on sales of $1.38 billion compared to $99 million on sales of $1.51 billion during the same period in 2022. Full-year 2023 sales reflect lower shipments and the contractual pass through of lower aluminum costs favorably offset by incremental inflation recovery.

Full-year and fourth quarter segment comparable operating earnings increased year-over-year due to contractual inflation recovery, cost savings and improved operating performance despite lower than anticipated volume driven largely by our customer exposure to a U.S. mass beer brand disruption. Full-year and fourth quarter segment volumes decreased 6.9 percent and 3.7 percent, respectively, and quarter-to-quarter segment volumes improved sequentially from the double-digit declines experienced in the third quarter of 2023.

During the quarter, the company announced plans to permanently cease production at its leased Kent, Washington, facility in the first half of 2024. The combination of this and other previously announced footprint actions ensures supply/demand balance is appropriate for current macroeconomic conditions while also providing our customers access at scale to high-quality, innovative aluminum cans and bottles and, will also enable our ability to achieve appropriate returns on capital for the value delivered to customers. Fixed and variable cost management and operational performance initiatives continue and are expected to improve results in 2024 and beyond.

Aluminum beverage cans continue to outperform other substrates. We remain dedicated to enabling the greater use of low-carbon, best-value innovative aluminum packaging solutions across our customer mix over the long term. After the first quarter, we anticipate sequential volume improvement to return in our North and Central American business following the April 2024 anniversary of the U.S. customer brand disruption and incremental contracted volume growth supported by business development efforts across diverse beverage categories.

Beverage Packaging, EMEA

Beverage packaging, EMEA, segment comparable operating earnings for full-year 2023 were $354 million on sales of $3.40 billion compared to $358 million on sales of $3.85 billion in 2022. For the fourth quarter, segment comparable operating earnings were $80 million on sales of $739 million compared to $47 million on sales of $748 million during the same period in 2022. Full-year sales reflect lower year-over-year shipments, largely due to the sale of the Russian operations during the third quarter of 2022, and the contractual pass through of lower aluminum costs. Historical results for the Russian operations are reflected in beverage packaging, EMEA segment 2022 full-year results. See Note 1 “Business Segment Information” for additional information about the sale agreement and historical results.

Full-year segment comparable operating earnings reflect favorable price/mix, inflationary recovery and cost management and, in alignment with our stated goal, nearly offset the $86 million comparable operating earnings headwind associated with the Russian business sale completed in September of 2022. Fourth quarter segment comparable operating earnings increased significantly year-over-year driven by inflationary recovery and lower costs offset by lower volumes.

Packaging mix shift to aluminum cans supported by ongoing packaging legislation in certain countries continues to be a driver of aluminum beverage packaging growth despite recent inflation-induced consumer demand weakness. Segment volumes decreased 7.0 percent and 1.0 percent in the fourth quarter and full-year, respectively, excluding the 2022 Russian business sale headwind, and were down 7.0 percent and down 12.9 percent in the fourth quarter and full-year, respectively, including the 2022 Russian business sale headwind.

Beverage Packaging, South America

Beverage packaging, South America, segment comparable operating earnings for full-year 2023 were $266 million on sales of $1.96 billion compared to $275 million on sales of $2.11 billion in 2022. For the fourth quarter, comparable segment operating earnings were $125 million on sales of $616 million compared to $78 million on sales of $614 million during the same period in 2022.

Full-year and fourth quarter year-over-year sales reflect higher volumes, offset by the contractual pass through of lower aluminum costs and unfavorable regional product mix amid challenging economic conditions in Argentina.

Segment volumes increased 2.2 percent and 2.0 percent in the fourth quarter and full-year, respectively. Across South America, multi-year customer initiatives to increase the use of sustainable aluminum packaging are expected to continue into 2024, and in Argentina, the company continues to serve customers and assess risks given the dynamic economic and policy environment.

Aerospace

Aerospace segment comparable operating earnings for full-year 2023 were $219 million on sales of $1.97 billion compared to $170 million on sales of $1.98 billion in 2022. Backlog finished the year at $2.98 billion and contracts won, but not yet booked into backlog, finished the year at $5.9 billion. For the fourth quarter, segment comparable operating earnings were $59 million on sales of $500 million compared to $44 million on sales of $506 million during the same period in 2022. On August 17, 2023, the company announced that it reached an agreement to sell its aerospace business. The transaction is subject to regulatory approvals and certain closing conditions and adjustments. The transaction is projected to close in the first half of 2024.

Non-reportable

In addition to undistributed corporate expenses, the results for the company’s global aluminum aerosol business, beverage can manufacturing facilities in India, Saudi Arabia and Myanmar and the company’s aluminum cup business continue to be reported in other non-reportable.

Full-year 2023 results reflect lower year-over-year undistributed corporate expenses and improved comparable operating earnings for the aluminum packaging businesses in other non-reportable. Fourth quarter 2023 results reflect slightly higher undistributed corporate costs more than offset by improved comparable operating earnings for the aluminum aerosol and cups businesses. Volume across the company’s global extruded aluminum bottles and aerosol containers increased in the fourth quarter and full-year 2023, by 6.6 percent and 8.2 percent, respectively. Throughout 2023, the company’s global aluminum aerosol business executed incremental extruded aluminum line investments to provide increased production capabilities to serve regional water and personal care brands pursuing next generation lightweight sustainable packaging solutions and expanded usage of refillable aluminum bottles for certain venues.

Outlook

“Our team achieved double-digit comparable operating earnings growth and generated $818 million of free cash flow in 2023. Looking ahead in 2024, incremental volume recovery and continuous improvement on cost management will drive comparable operating earnings and, strong free cash flow generation and approximately $4.5 billion of after-tax proceeds from the projected aerospace sale will be used to immediately reduce debt by approximately $2 billion driving leverage to in the range of 2.7x net debt to comparable EBITDA and, approximately $2 billion of proceeds will be used to increase return of value to shareholders via share buybacks and pay dividends moving forward,” said Howard Yu, executive vice president and chief financial officer.

“In 2024, we are positioned to grow diluted earnings per share, generate strong free cash flow and accelerate return of value to shareholders. Looking ahead, we are focused on executing our enterprise-wide strategy with purpose and pace to advance sustainable aluminum packaging solutions at scale, win commercially through partnership and breakthrough innovation and unlock value within the organization by driving continuous process improvement and operational excellence. Together, we will strive to deliver innovative aluminum packaging solutions that can free the world from waste and embark on a path to deliver compounding shareholder returns in 2024 and beyond,” Fisher said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 21,000 people worldwide and reported 2023 net sales of $14.03 billion. For more information, visit www.ball.com, or connect with us on Facebook or X (Twitter).

Conference Call Details

Ball Corporation (NYSE: BALL) will hold its fourth quarter 2023 earnings call today at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is 877-497-9071. International callers should dial +1 201-689-8727. Please use the following URL for a webcast of the live call:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=ZhcPstuQ

For those unable to listen to the live call, a webcast replay, and written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "news and presentations."

Forward-Looking Statements

This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates,” “believes,” and similar expressions typically identify forward looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements, and they should be read in conjunction with, and qualified in their entirety by, the cautionary statements referenced below. Ball undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in Ball’s Form 10-K, which are available on Ball’s website and at www.sec.gov. Additional factors that might affect: a) Ball’s packaging segments include product capacity, supply, and demand constraints and fluctuations and changes in consumption patterns; availability/cost of raw materials, equipment, and logistics; competitive packaging, pricing and substitution; changes in climate and weather and related events such as drought, wildfires, storms, hurricanes, tornadoes and floods; footprint adjustments and other manufacturing changes, including the startup of new facilities and lines; failure to achieve synergies, productivity improvements or cost reductions; unfavorable mandatory deposit or packaging laws; customer and supplier consolidation; power and supply chain interruptions; changes in major customer or supplier contracts or loss of a major customer or supplier; inability to pass through increased costs; war, political instability and sanctions, including relating to the situation in Russia and Ukraine and its impact on Ball’s supply chain and its ability to operate in Europe, the Middle East and Africa regions generally; changes in foreign exchange or tax rates; and tariffs, trade actions, or other governmental actions, including business restrictions and orders affecting goods produced by Ball or in its supply chain, including imported raw materials; b) Ball’s aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; failure to obtain, or delays in obtaining, required regulatory approvals or clearances for the proposed transaction; any failure by the parties to satisfy any of the other conditions to the proposed transaction; the possibility that the proposed transaction is ultimately not consummated; potential adverse effects of the announcement or results of the proposed transaction on the ability to develop and maintain relationships with personnel and customers, suppliers and others with whom it does business or otherwise on the business, financial condition, results of operations and financial performance; risks related to diversion of management’s attention from ongoing business operations due to the proposed transaction; the impact of the proposed transaction on the ability to retain and hire key personnel; and c) Ball as a whole include those listed above plus: the extent to which sustainability-related opportunities arise and can be capitalized upon; changes in senior management, succession, and the ability to attract and retain skilled labor; regulatory actions or issues including those related to tax, environmental, social and governance reporting, competition, environmental, health and workplace safety, including U.S. Federal Drug Administration and other actions or public concerns affecting products filled in Ball’s containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; the ability to manage cyber threats; litigation; strikes; disease; pandemic; labor cost changes; inflation; rates of return on assets of Ball’s defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies, including policies, orders, and actions related to COVID-19; reduced cash flow; interest rates affecting Ball’s debt; successful or unsuccessful joint ventures, acquisitions and divestitures, and their effects on Ball’s operating results and business generally; and potential adverse effects of the announcement or results of the proposed transaction on the market price of Ball Corporation’s common stock.

# # #

Condensed Financial Statements (Fourth Quarter 2023)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2023	2022	2023	2022

Net sales	$3,403	$3,548	$14,029	$15,349

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(2,704)	(3,030)	(11,359)	(12,766)
Depreciation and amortization	(177)	(162)	(686)	(672)
Selling, general and administrative	(130)	(120)	(558)	(626)
Business consolidation and other activities	(92)	(48)	(153)	(71)
	(3,103)	(3,360)	(12,756)	(14,135)

Earnings before interest and taxes	300	188	1,273	1,214

Interest expense	(109)	(96)	(459)	(312)
Debt refinancing and other costs	-	(16)	-	(18)
Total interest expense	(109)	(112)	(459)	(330)
Earnings before taxes	191	76	814	884
Tax (provision) benefit	(44)	(20)	(123)	(159)
Equity in results of affiliates, net of tax	7	-	20	7

Net earnings	154	56	711	732

Net earnings attributable to noncontrolling interests, net of tax	-	1	4	13

Net earnings attributable to Ball Corporation	$154	$55	$707	$719

Earnings per share:
Basic	$0.49	$0.18	$2.25	$2.27
Diluted	$0.49	$0.17	$2.23	$2.25

Weighted average shares outstanding (000s):
Basic	315,306	313,873	314,775	316,433
Diluted	317,306	316,127	317,022	320,008

Condensed Financial Statements (Fourth Quarter 2023)

Unaudited Condensed Consolidated Statements of Cash Flows

	Year Ended
	December 31,
($ in millions)	2023	2022

Cash Flows from Operating Activities:
Net earnings	$711	$732
Depreciation and amortization	686	672
Business consolidation and other activities	153	71
Deferred tax provision (benefit)	(67)	(2)
Pension contributions	(42)	(124)
Other, net	62	(124)
Changes in working capital components, net of dispositions	360	(924)
Cash provided by (used in) operating activities	1,863	301
Cash Flows from Investing Activities:
Capital expenditures	(1,045)	(1,651)
Business dispositions, net of cash sold	-	759
Other, net	(8)	106
Cash provided by (used in) investing activities	(1,053)	(786)
Cash Flows from Financing Activities:
Changes in borrowings, net	(440)	1,361
Acquisitions of treasury stock	(3)	(618)
Dividends	(252)	(254)
Other, net	33	(4)
Cash provided by (used in) financing activities	(662)	485
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	4	(21)
Change in cash, cash equivalents and restricted cash	152	(21)
Cash, cash equivalents and restricted cash - beginning of period	558	579
Cash, cash equivalents and restricted cash - end of period	$710	$558

Condensed Financial Statements (Fourth Quarter 2023)

Unaudited Condensed Consolidated Balance Sheets

	December 31,
($ in millions)	2023	2022

Assets
Current assets
Cash and cash equivalents	$695	$548
Receivables, net	2,334	2,594
Inventories, net	1,559	2,179
Other current assets	295	168
Total current assets	4,883	5,489
Property, plant and equipment, net	7,380	7,053
Goodwill	4,290	4,235
Intangible assets, net	1,309	1,417
Other assets	1,441	1,715

Total assets	$19,303	$19,909

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$1,065	$1,408
Payables and other accrued liabilities	5,120	5,600
Total current liabilities	6,185	7,008
Long-term debt	7,504	7,540
Other long-term liabilities	1,777	1,834
Equity	3,837	3,527

Total liabilities and equity	$19,303	$19,909

Notes to the Condensed Financial Statements (Fourth Quarter 2023)

1. Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas and presented in the four reportable segments outlined below.

Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, EMEA: Consists of operations in numerous countries throughout Europe, as well as Egypt and Turkey, that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, South America: Consists of operations in Brazil, Argentina, Paraguay and Chile that manufacture and sell aluminum beverage containers throughout most of South America.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and provide services used in the defense, civil space and commercial space industries. In the third quarter of 2023, Ball entered into a Stock Purchase Agreement (Agreement) with BAE Systems, Inc. (BAE) and, for the limited purposes set forth therein, BAE Systems plc, to sell all of the outstanding equity interests in Ball’s aerospace business to BAE for a purchase price of approximately $5.6 billion in cash, which sale, if consummated, would result in an estimated $4.5 billion in after-tax proceeds and an estimated pre-tax gain in excess of $4.5 billion. These estimates are subject to customary closing adjustments to the purchase price under the terms of the Agreement. The closing of the transaction has been approved by the Committee on Foreign Investment in the United States, and is pending the approval, clearance, or waiting period expiration or termination required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, among other customary closing conditions. As of December 31, 2023, we are in the process of seeking such regulatory approval, clearance, or waiting period expiration or termination and cannot yet assert that it is probable that such approval, clearance, or waiting period expiration or termination will be obtained or the other closing conditions will be satisfied. Due to these conditions, as of December 31, 2023, Ball’s aerospace business does not meet the requirements for held for sale presentation in Ball’s financial statements.

Other consists of a non-reportable operating segment (beverage packaging, other) that manufactures and sells aluminum beverage containers in India, Saudi Arabia and Myanmar; a non-reportable operating segment that manufactures and sells extruded aluminum aerosol containers and recloseable aluminum bottles across multiple consumer categories as well as aluminum slugs (aerosol packaging) throughout North America, South America, Europe, and Asia; a non-reportable operating segment that manufactures and sells aluminum cups (aluminum cups); undistributed corporate expenses; and intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

Although Ball's functional currency in Argentina is the US dollar, a portion of its transactions are denominated in pesos. The company is currently placing increased importance on managing its currency exchange rate risk in Argentina given the devaluation of the country’s currency. This devaluation and economic conditions in Argentina make it difficult to manage currency exchange rate risk, and have an adverse effect on the company’s results of operations. Ball’s Argentinean business, which is presented in its beverage packaging, South America, reportable operating segment, represented approximately 1 percent of the company's total comparable operating earnings for the year ended December 31, 2023. In addition, our plant in Argentina accounted for approximately 2 percent of the company's 105 billion global beverage can unit shipments for the year ended December 31, 2023. During the fourth quarter of 2023, Argentina devalued its peso relative to the US dollar by approximately 55%. As a result, Ball recorded a $22 million devaluation charge in business consolidation and other activities in the consolidated statement of earnings. Ball’s peso-denominated net assets in Argentina were approximately $20 million at December 31, 2023. As of December 31, 2023, Ball’s Argentinean business had net asset exposure of $404 million, which consisted primarily of working capital and property, plant and equipment.

In the first quarter of 2022, the company announced that it was pursuing the sale of its aluminum beverage packaging business located in Russia. In the second quarter of 2022, Ball experienced deteriorating conditions and determined this constituted a triggering event for its Russian long-lived asset group. As a result, Ball recorded an impairment loss of $435 million during the second quarter of 2022. In the third quarter of 2022, the company completed the sale of its Russian aluminum beverage packaging business for total cash consideration of $530 million and recorded a gain on disposal of $222 million. When considering the impairment loss recorded during the second quarter 2022 of $435 million, the impairment loss net of gain on the sale of the Russian business was $213 million for the year ended December

Notes to the Condensed Financial Statements (Fourth Quarter 2023)

31, 2022. The impairment loss in the second quarter and the gain on sale in the third quarter were recorded in business consolidation and other activities in the consolidated statement of earnings. Ball’s historical operations and results of the Russian aluminum beverage packaging business are included in the results of the beverage packaging, EMEA, business through the date of the disposal in the third quarter of 2022.

1. Business Segment Information (continued)

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2023	2022	2023	2022

Net sales
Beverage packaging, North and Central America	$1,381	$1,512	$5,963	$6,696
Beverage packaging, EMEA (a)	739	748	3,395	3,854
Beverage packaging, South America	616	614	1,960	2,108
Aerospace	500	506	1,967	1,977
Reportable segment sales	3,236	3,380	13,285	14,635
Other	167	168	744	714
Net sales	$3,403	$3,548	$14,029	$15,349

Comparable operating earnings
Beverage packaging, North and Central America	$156	$99	$710	$642
Beverage packaging, EMEA (a)	80	47	354	358
Beverage packaging, South America	125	78	266	275
Aerospace	59	44	219	170
Reportable segment comparable operating earnings	420	268	1,549	1,445

Other (b)	5	1	12	(25)
Comparable operating earnings	425	269	1,561	1,420
Reconciling items
Business consolidation and other activities	(92)	(48)	(153)	(71)
Amortization of acquired Rexam intangibles	(33)	(33)	(135)	(135)
Earnings before interest and taxes	$300	$188	$1,273	$1,214

(a)	See the accompanying information below for results of the Russian aluminum beverage packaging business divested in September 2022.
(b)	Includes undistributed corporate expenses, net, of $14 million and $9 million for the three months ended December 31, 2023 and 2022, respectively, and $74 million and $82 million for the twelve months ended December 31, 2023 and 2022, respectively.

Notes to the Condensed Financial Statements (Fourth Quarter 2023)

1. Business Segment Information (continued)

A summary of the results of the Russian aluminum beverage packaging business and the non-Russian components of the beverage packaging, EMEA, segment, for the three months and years ended December 31, 2023 and 2022, are shown below:

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2023	2022	2023	2022

Net sales
Russia	$—	$—	$—	$554
Non-Russia	739	748	3,395	3,300
Beverage packaging, EMEA, segment	$739	$748	$3,395	$3,854

Comparable operating earnings
Russia	$—	$—	$—	$86
Non-Russia	80	47	354	272
Beverage packaging, EMEA, segment	$80	$47	$354	$358

The Russian sales and comparable operating earnings figures in the above table include historical support by Russia for non-Russian regions.

Notes to the Condensed Financial Statements (Fourth Quarter 2023)

2. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort. We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity and low visibility with respect to certain special items, including restructuring charges, business consolidation and other costs, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other non-comparable items. These items are uncertain, depend on various factors and could be material to our results computed in accordance with U.S. GAAP.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other non-comparable costs.

Comparable Operating Earnings, Comparable Operating Earnings is earnings before interest, taxes, business consolidation and other non-comparable costs.

Comparable Net Earnings, Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable costs after tax.

Comparable Diluted Earnings Per Share, Comparable Diluted Earnings Per Share is Comparable Net Earnings divided by diluted weighted average shares outstanding.

Net Debt, Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements.

Free Cash Flow, Free cash flow is typically derived directly from the company's cash flow statements and is defined as cash flows from operating activities less capital expenditures; and, it may be adjusted for additional items that affect comparability between periods. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

We use Comparable EBITDA, Comparable Operating Earnings, Comparable Net Earnings, and Comparable Diluted Earnings Per Share internally to evaluate the company's operating performance. Ball management uses Interest Coverage (Comparable EBITDA to interest expense) and Leverage (Net Debt to Comparable EBITDA) as metrics to monitor the credit quality of Ball Corporation. Management internally uses a free cash flow measure to: (1) evaluate the company's liquidity, (2) evaluate strategic investments, (3) plan stock buyback and dividend levels and (4) evaluate the company's ability to incur and service debt. Note that when non-U.S. GAAP measures exclude amortization of acquired Rexam intangibles, the measures include the revenue of the acquired entities and all other expenses unless otherwise stated and the acquired assets contribute to revenue generation.

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “Financials” tab.

A summary of the effects of non-comparable items on after tax earnings is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2023	2022	2023	2022

Net earnings attributable to Ball Corporation	$154	$55	$707	$719
Facility closure costs and other items (1)	80	48	112	134
Business divestments and other related items (2)	12	-	41	(93)
Donation to The Ball Foundation	-	-	-	30
Amortization of acquired Rexam intangibles	33	33	135	135
Debt refinancing and other costs	-	16	-	18
Non-comparable tax items	(33)	(14)	(75)	(52)
Comparable Net Earnings	$246	$138	$920	$891
Comparable Diluted Earnings Per Share	$0.78	$0.44	$2.90	$2.78

(1)	In the first quarter of 2023, Ball announced the planned closure of its aluminum beverage can manufacturing facility in Wallkill, New York. Production ceased at this facility in the third quarter of 2023. In the fourth quarter of 2023, Ball announced the planned closure of its aluminum beverage can manufacturing facility in Kent, Washington and is expected to cease production in the first half of 2024. The charges for the three months and year ended December 31, 2023, primarily were composed of costs for employee severance and benefits, accelerated depreciation and other shutdown costs related to these closures. The charges for the three months and year ended December 31, 2023, also include the devaluation charge associated with the Argentina business.

Notes to the Condensed Financial Statements (Fourth Quarter 2023)

Additionally, the charges for the year ended December 31, 2023, include costs recorded to reflect the damage to assets, less insurance receipts, incurred as a result of the fire at the company’s Verona, Virginia extruded aluminum slug manufacturing facility. During future periods, the company anticipates receiving additional insurance proceeds for replacement costs and business interruption coverage which will be recorded as a gain. During 2022, Ball announced the closures of its aluminum beverage can manufacturing facilities in Santa Cruz, Brazil, Phoenix, Arizona, and St. Paul, Minnesota, which ceased production in the third quarter of 2022, the fourth quarter of 2022 and the first quarter of 2023, respectively.
(2)	During the third quarter of 2023, Ball entered into an Agreement to sell all of the outstanding equity interests in Ball’s aerospace business. The charges for the three months and year ended December 31, 2023, were primarily composed of transaction costs related to this potential sale. During 2022, Ball recorded a gain of $298 million from the sale of its remaining 49 percent owned equity method investment in Ball Metalpack. This gain was offset by the company selling its Russian aluminum beverage packaging business and recording an impairment loss net of gain on the sale of the Russian business of $213 million for the year ended December 31, 2022

2. Non-U.S. GAAP Measures (continued)

A summary of the effects of non-comparable items on earnings before interest and taxes is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2023	2022	2023	2022

Net earnings attributable to Ball Corporation	$154	$55	$707	$719
Net earnings attributable to noncontrolling interests, net of tax	-	1	4	13
Net earnings	154	56	711	732
Equity in results of affiliates, net of tax	(7)	-	(20)	(7)
Tax provision (benefit)	44	20	123	159
Earnings before taxes	191	76	814	884
Total interest expense	109	112	459	330
Earnings before interest and taxes	300	188	1,273	1,214
Business consolidation and other activities	92	48	153	71
Amortization of acquired Rexam intangibles	33	33	135	135
Comparable Operating Earnings	$425	$269	$1,561	$1,420

Notes to the Condensed Financial Statements (Fourth Quarter 2023)

2. Non-U.S. GAAP Measures (continued)

A summary of Comparable EBITDA, Net Debt, Interest Coverage and Leverage is as follows:

	Year Ended
	December 31,
($ in millions, except ratios)	2023

Net earnings attributable to Ball Corporation	$707
Net earnings attributable to noncontrolling interests, net of tax	4
Net earnings	711
Equity in results of affiliates, net of tax	(20)
Tax provision (benefit)	123
Earnings before taxes	814
Total interest expense	459
Earnings before interest and taxes	1,273
Business consolidation and other activities	153
Amortization of acquired Rexam intangibles	135
Comparable Operating Earnings	1,561
Depreciation and amortization	686
Amortization of acquired Rexam intangibles	(135)
Comparable EBITDA	$2,112

Total interest expense	$(459)
Debt refinancing and other costs	-
Interest expense	$(459)

Total debt at period end	$8,569
Cash and cash equivalents	(695)
Net Debt	$7,874

Interest Coverage (Comparable EBITDA/Interest Expense)	4.6	x
Leverage (Net Debt/Comparable EBITDA)	3.7	x

Based on the company's definition, free cash flow for 2023 was:

($ in millions)	2023

Total cash provided by (used in) operating activities	$1,863
Less: Capital expenditures	(1,045)
Free cash flow	$818